CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

This Confidential Separation Agreement and General Release of All Claims ("Separation Agreement") is entered into by and between Martin Goldrod ("Director") and Starco Brands, Inc. ("the Company"). The term "Party" or "Parties" as used herein shall refer to Director, Company, or both, as may be appropriate.

This Agreement supersedes in all respects the form of Confidential Separation Agreement and General Release of All Claims previously signed by Director and delivered to the Company's legal counsel on May 21, 2021 but not signed by the Company.

In consideration for the terms, conditions and releases set forth below, Director and the Company agree as follows:

1. **Separation.** The Parties intend that Director's relationship with the Company be terminated effective as of Director's receipt in full of the amounts to be paid to or on behalf of Director specified in Section 3, below. Subject to the occurrence of the Separation Date (as defined in Section 4(a), below), the Director agrees to submit his resignation from the board of directors (the "Board") of the Company and his resignation as the Secretary of the Company in the form of the letters of resignation attached hereto collectively as Exhibit A (the "Resignation Letter") concurrently with his delivery to the Company of Director's signed counterpart of this Separation Agreement. Upon and after the Separation Date, Director will not have any obligation to perform and will not perform any duties for the Company or render services to the Company in any capacity. Upon and after the Separation Date, Director will no longer serve as a director for or Secretary of the Company and will not represent to anyone that he is a director or representative of the Company. Director acknowledges and agrees that, except for the payment and benefits expressly described in Section 2, below, Director is not entitled to any further compensation, payments, bonuses, business expense reimbursement, or benefits from the Company as a result of his position as a member of the Board or as the Company's Secretary, or the termination of his service as a member of the Board or as the Company's Secretary, or otherwise.

2. **Separation Benefits**. The Company will provide Director with the following benefits (collectively, the "Separation Benefits"): The Company will pay to Director, subject to Section 2(c) of this Agreement, a total of $3,000 per month for thirty-six (36) months, payable in arrears by no later than the third business day of each month, and starting with the payment due on July 6, 2021 (which represents the Purchase for June, 2021).

(a) As consideration for the Separation Benefits, and not in addition to same, the Company agrees to purchase an amount of the shares of the Company per month from the Director at a price per share that when aggregated with all shares purchased in a given month will equal $3,000 (the "Purchase"). The number of shares subject to each Purchase shall be $3,000 divided by the volume weighted average price of the shares for the ten (10) prior trading days before the end of each month. The Company shall pay all transfer fees and other expenses associated with the Purchase(s).

(b) In the event of a change of control of the Company, other than a change of control resulting from a public offering of the Company's securities offering under Regulation A, the Company's aforesaid obligation to purchase the shares will be accelerated and the Company shall repurchase any and all remaining shares that would have been purchased by the Company, for the aggregate remaining dollar value of the Separation Benefits prior to the termination of the Separation Benefits under Section 2(c)(i) in the event no such change of control had occurred. For the purposes of this Section 2(b), "change of control" shall mean the power to elect a majority of the directors of the Board and/or the power to make major capital or liquidity event decisions, in either case whether by ownership of shares, contract or otherwise.

(c) The payment of the Separation Benefits shall terminate as of the earlier of (i) thirty-six (36) months from and after the payment of the first Purchase (assuming that the Separation Benefits described at the beginning of Section 2 have been paid in full to Director) and (ii) once the Company has purchased 406,000 shares of the Company's common stock owned by Director.

(d) The Separation Benefits will be paid to Director by Company check made payable to Martin Goldrod and mailed to the address of Director as reflected in the Company's records or to such other address as the Director provides to the Company concurrently with delivery to Company of a signed counterpart of this Agreement. At Director's option, Director may personally obtain the check representing a Separation Benefit payment at the Company's office located at 5764 Alcoa Avenue, Vernon, CA 90058 by notifying the Company of Director's intention to do so by no later than 5 pm PDT on the second business day of the month in which Director wishes to do so. Director shall provide such notification to George Stroesenruether at the Company.

(e) All sales of shares are subject to Rule 144 at any time Director is deemed to be an "insider" as construed under the Securities Exchange Act of 1934, as amended, and any regulations promulgated thereunder. Other than pursuant to this Agreement, the Company will not be responsible for decisions made by Director to sell shares of the Company's securities at any time. Nothing in the Agreement bars or limits Director's right to sell his shares of the Company's securities.

3. **Back-pay**. The Company shall pay to Director all back compensation owed and outstanding to Director as listed on the Company's financial statements within five (5) days of the delivery of a signed counterpart of this Separation Agreement by each Party to the other Party. The Parties agree that the total amount of such back compensation is $10,350 (the "Back-pay"). The Back-pay shall be paid to Director by Company check made payable to Martin Goldrod and mailed to the address of Director as reflected in the Company's records or to such other address as the Director provides to the Company concurrently with delivery to Company of a signed counterpart of this Agreement. Director shall confirm to the Company his receipt of the Back-pay by email sent promptly upon such receipt to Darin Brown at dbrown@thestarcogroup.com.

4. **Effectiveness**.

(a) The Separation Date shall be the date on or by which all of the following shall have occurred: (i) the Company has delivered its signed counterpart of this Separation Agreement to Director; and (ii) Director has delivered his signed counterpart of this Separation Agreement to the Company; and (iii) Director has timely received the Back-pay.

(b) None of the Separation Date, this Separation Agreement, and the Resignation Letter will be effective unless and until Director timely receives payment in full of the amount set forth in Section 3, above. If payment in full under Section 3 is not made within five (5) days of the delivery of a signed counterpart of this Separation Agreement by each Party to the other Party, then: (i) this Separation Agreement (including but not limited to the releases contained herein), and all rights to the Separation Benefits thereunder, shall automatically terminate as if this Separation Agreement had never been entered into; and (ii) the Resignation Letter is automatically rescinded and of no force or effect and Director shall remain a director and the Secretary in good standing of the Company.

(c) Director acknowledges that he is solely responsible for all federal, state, and local taxes that may become due by Director as a result of the payments and benefits in Section 2, above. Director further agrees to indemnify, hold harmless and defend the Company against any tax obligations, payments, penalties, debts or claims of any kind that may arise from his failure to comply with any tax reporting or payment obligations arising from or relating to the receipt by Director of the payments and benefits described in this Agreement.

5. **No Consideration Absent Execution of this Agreement**. Director understands and agrees that Director would not receive the consideration specified in Section 2, above, except for Director's execution of this Separation Agreement and the fulfillment of the promises contained herein.

6. **Release, Claims Not Released and Related Provisions**.

(a) **Release of Claims by Director**. Director, individually and on behalf of Director's heirs, executors, administrators, representatives, attorneys, successors, and assigns knowingly and voluntarily releases and forever discharges Company, including the Starco Group and or any entities owned or controlled by Ross Sklar or the Starco Group or the Company including its affiliates, subsidiaries, divisions, predecessors, insurers, successors, and assigns, and their current and former directors, attorneys, officers, directors, and agents thereof, both individually and in their business capacities, and their director benefit plans and programs and the trustees, administrators, fiduciaries, and insurers of such plans and programs (collectively, the "Company's Released Parties"), to the fullest extent permitted by law, of and from any and all claims, known and unknown, asserted and unasserted, which Director has or may have against the Company's Released Parties as of the date of execution of this Separation Agreement including, but not limited to, any alleged violation of Fair Employment and Housing Act, the California Labor Code, the California Investigative Consumer Reporting Agencies Act, the Fair Credit Reporting Act, Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991, the Americans with Disabilities Act, The Equal Pay Act, the Age Discrimination in Employment Act of 1967, or any other federal, state or local laws or regulations (the "Claims"). This also includes a release by

Director of any claims for defamation, invasion of privacy, infliction of emotional distress, misrepresentation or fraudulent inducement, breach of any express or implied contract, interference with contract, negligence, or claims under any other federal, state, or local insurance laws, rules or regulations, public policy, contract or tort laws, or any claim of retaliation under such laws, or any claim arising under common law, or under the United States, Nevada, or California Constitutions or any amendments thereto, or any other claim which could arise out of any and all agreements with the Company and/or the Company's Released Parties, including but not limited to Claims related to director or officer liabilities, employment liabilities, securities law, intellectual property, or any other basis of liabilities, whether known or unknown, choate or inchoate, liquidated or unliquidated.

(b) **Claims Not Released**. Director is not waiving any rights Director may have to: (i) pursue claims, which by law cannot be waived by signing this Separation Agreement; (ii) enforce this Separation Agreement; or (iii) challenge the validity of this Separation Agreement. Company is not waiving any rights Company may have to: (i) pursue claims which by law cannot be waived by signing this Separation Agreement; (ii) enforce this Separation Agreement; or (iii) challenge the validity of this Separation Agreement.

(c) **Government Agencies**. Nothing in this Separation Agreement prohibits or prevents Director from filing a charge with or participating, testifying, or assisting in any investigation, hearing, action, or other proceeding before any federal, state, or local government agency, nor does anything in this Separation Agreement preclude, prohibit, or otherwise limit, in any way, Director's rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies. Moreover, nothing in this Separation Agreement prohibits or prevents Director from testifying in any administrative, legislative, or judicial proceeding concerning alleged criminal conduct or sexual harassment on the part of Company or any agents or directors of Company, when the Director has been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the Legislature. However, to the maximum extent permitted by law and expressly excluding Director's participation in any federal whistleblower programs, Director agrees that if such an administrative claim is made, Director shall not be entitled to recover any individual monetary relief or other individual remedies.

(d) **Collective/Class Action Waiver**. If any claim is not subject to release, to the extent permitted by law, Director waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective, or multi-party action or proceeding based on such a claim in which Company, or any of the other Company's Released Parties identified in this Separation Agreement, is a party.

7. **Release of Claims by Company**. The Company, individually and on behalf of Company's officers, directors, administrators, representatives, attorneys, successors, and assigns knowingly and voluntarily releases and forever discharges the Director including its affiliates, officers, insurers, successors, and assigns, (collectively, the "Director's Released Parties"), to the fullest extent permitted by law, of and from any and all claims, known and unknown, asserted and unasserted, which the Company has or may have against the Director's

Released Parties as of the date of execution of this Separation Agreement including, but not limited to, any alleged violation of Fair Employment and Housing Act, the California Labor Code, the California Investigative Consumer Reporting Agencies Act, the Fair Credit Reporting Act, Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991, the Americans with Disabilities Act, The Equal Pay Act, the Age Discrimination in Employment Act of 1967, or any other federal, state or local laws or regulations (the "Claims"). This also includes a release by the Company of any claims for defamation, invasion of privacy, infliction of emotional distress, misrepresentation or fraudulent inducement, breach of any express or implied contract, interference with contract, negligence, or claims under any other federal, state, or local insurance laws, rules or regulations, public policy, contract or tort laws, or any claim of retaliation under such laws, or any claim arising under common law, or under the United States, Nevada, or California Constitutions or any amendments thereto, or any other claim which could arise out of any and all agreements with the Director and/or the Director's Released Parties, including but not limited to Claims related to director or officer liabilities, employment liabilities, securities law, intellectual property, or any other basis of liabilities, whether known or unknown, choate or inchoate, liquidated or unliquidated.

8. **Waiver of California Civil Code Section 1542**. To effect a full and complete general release as described above, the Parties expressly waive and relinquish all rights and benefits of section 1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance and consequence of specifically waiving section 1542. Section 1542 of the Civil Code of the State of California states as follows:

> **A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her Separation with the debtor or released party.**

Thus, notwithstanding the provisions of section 1542, and to implement a full and complete release and discharge of the Company's Released Parties and the Director's Released Parties (collectively the "Released Parties"), the Parties expressly acknowledge this Separation Agreement is intended to include in its effect, without limitation, all claims the Parties do not know or suspect to exist in each Party's favor at the time of signing this Separation Agreement, and that this Separation Agreement contemplates the extinguishment of any such claims. The Parties warrant that they have read this Separation Agreement, including this waiver of California Civil Code section 1542, and each Party has consulted with or had the opportunity to consult with counsel about this Separation Agreement and specifically about the waiver of section 1542, and that the Parties understand this Separation Agreement and the section 1542 waiver, and so the Parties freely and knowingly enters into this Separation Agreement. The Parties further acknowledge that Parties later may discover facts different from or in addition to those the Parties now know or believe to be true regarding the matters released or described in this Separation Agreement, and even so the Parties agree that the releases and agreements contained in this Separation Agreement shall remain effective in all respects notwithstanding any later discovery of any different or additional facts. The Parties expressly assume any and all risk of any mistake in connection with the true facts

involved in the matters, disputes, or controversies released or described in this Separation Agreement or with regard to any facts now unknown to the Parties relating thereto.

9. **Acknowledgements and Affirmations**.

(a) Director affirms that Director has not filed or caused to be filed any claim, complaint, or action against any of the Released Parties in any forum or form, and that Director presently is not a party to any claim, complaint, or action against any of the Released Parties in any forum or form.

(b) Director further affirms that Director has, as of the date of execution of this Separation Agreement, been paid or has received all compensation, bonuses, commissions, and benefits, other than Back-pay, which are due and payable as of the date of execution of this Separation Agreement. Director also affirms that Director has been reimbursed for all expenses necessarily incurred by Director in following Company's directions or incurred in performing Director's duties during Director's service as a member of the Board.

(c) Director also affirms that no other promissory notes or other debts or obligations whatsoever owed by Company, Ross Sklar, or any other associated person or Company, including The Starco Group and any entities owned or controlled by Ross Sklar or The Starco Group or the Company including any affiliates.

(d) Director also affirms that Director has not been retaliated against for reporting any allegations of wrongdoing by Company or any of its officers, directors, or employees including, but not limited to, allegations of corporate fraud.

10. **Limited Disclosure**.

(a) Director agrees that Director will not publicize or disclose or cause or knowingly permit or authorize the publicizing or disclosure of the fact of this Separation Agreement, the contents of this Separation Agreement, including the amount paid in Separation, or of the negotiations leading up to this Separation Agreement, or of the basis for any claims or allegations which were or could have been made against the Released Parties which concern and are within the scope of this Separation Agreement, (hereafter collectively referred to as "Confidential Information") to any person, firm, organization, or entity of any and every type, public or private, for any reason, at any time, without the prior written consent of Company unless otherwise compelled by operation of law. The Parties acknowledge their intention that the provisions of this Section 10 create no liability for disclosures made: (i) prior to Director's execution of this Separation Agreement; (ii) by persons from public information released prior to Director's execution of this Separation Agreement; (iii) pursuant to Section 11, below, to enforce the terms of this Separation Agreement; or (iv) as otherwise compelled by operation of law. Director and Director's Counsel further acknowledge that no disclosures shall be made to any publication or reporting service regarding Separations and verdicts.

(b) The foregoing notwithstanding, Director acknowledges the confidentiality provisions of this Section 10 constitute a material inducement to Company to enter into this Separation Agreement and represent that they have not directly or indirectly disclosed any Confidential Information to any third-party prior to Director's execution of this Separation Agreement.

(c) Director is permitted to disclose Confidential Information to Director's spouse, health care providers, tax advisors, and attorneys with whom Director chooses to consult regarding Directors consideration of this Separation Agreement. However, each such person to whom Director discloses Confidential Information shall be bound to the confidentiality provisions hereof and any disclosure of Confidential Information by any such person so informed shall constitute a breach by Director of this Section. Director also is permitted to disclose Confidential Information to any federal, state, or local government agency.

11. **Non-Disparagement.** Director agrees that Director (i) will not say anything, whether in writing or orally, to any person or entity that disparages or defames the Company or any of the Company's past, current, or future directors, representatives, independent contractors, parent companies, subsidiaries, divisions, or affiliates, and (ii) will not advise or encourage any person or entity to bring a claim against the Company, or any of the Company's parent companies, subsidiaries, divisions, or affiliates, or any of their directors, provided, however, that nothing in this provision will prevent Director from testifying truthfully in response to legal process. The Company agrees that Company will not say anything, whether in writing or orally, electronically or otherwise, to any person or entity that disparages or defames the Director and will not advise or encourage any person or entity to bring a claim against Director, provided, however, that nothing in this provision will prevent Director from testifying truthfully in response to legal process.

12. **Return of Property/Information; Pre-Existing Agreements**.

(a) Within seven (7) calendar days of Director's execution of this Separation Agreement, Director will return all of Company's documents and property currently in Director's possession including, but without limitation, any and all services work, notes, reports, files, memoranda, records, computer access codes, and other physical or personal property that Director received or prepared or helped to prepare in connection with Director's service as a director of the Company ("Company Property").

(b) Director acknowledges and agrees that in the course of Director's service on the Board of the Company, Director has acquired: (i) confidential information including without limitation information received by Company from third-parties, under confidential conditions; (ii) other technical, product, business, financial, or development information from Company, the use or disclosure of which reasonably might be construed to be contrary to the interest of Company; or (iii) any other proprietary information or data, which Director may have acquired (hereafter collectively referred to as "Company Information"). Director understands and agrees that such Company Information was disclosed to Director in confidence and for use only by Company. Director understands and agrees that Director: (i) will keep such Company

Information confidential at all times, (ii) will not disclose or communicate Company Information to any third-party, and (iii) will not make use of Company Information on Director's own behalf, or on behalf of any third-party. In view of the nature of Director's employment and the nature of Company Information Director received during the course of Director's employment, Director agrees that any unauthorized disclosure to third-parties of Company Information or other violation, or threatened violation, of this Separation Agreement would cause irreparable damage to the confidential or trade secret status of Company Information and to Company, and that, therefore, Company, and each person constituting Company hereunder, shall be entitled to an injunction prohibiting Director from any such disclosure, attempted disclosure, violation, or threatened violation.

(c) Within 7 calendar days of the Separation Date, Company will return all of Director's furniture currently in the Company's possession to a place designated by Director.

(d) The undertakings set forth in this Section 12 shall survive the termination of this Separation Agreement or other arrangements contained in this Separation Agreement.

13. **Indemnification and Advancement**.

(a) The Company shall defend, indemnify, and hold harmless the Director against any and all Claim(s), as defined in Subs. 13(d), below, arising from or relating to or involving his actions or omissions by reason of the fact that the Director is or was a director, officer, employee or agent of the corporation or acting on behalf of the Company, whether such Claim(s) are derivative or direct, and whether first party or third party, and whether or not such Claims are asserted by any governmental authority.

(b) The Company shall pay or reimburse the legal expenses (including but not limited to attorneys' fees and costs) incurred by the Company on behalf of the Director in connection with the defense of any such Claims. Such indemnification shall include but not be limited to the defense of any such Claims asserted against the Director and any judgment or orders rendered against the Director arising out of or related to or in connection with any such Claims. Director may engage legal counsel of his choice at his own expense in connection with the defense of any such Claims. The Company shall promptly pay or reimburse legal counsel engaged by the Company on behalf of the Director for the Director's legal expenses incurred in connection with the defense of any such Claims. In a scenario where a Claim against a Director is (i) adverse as to the interests of the Company or (ii) there is a conflict between such Claim against the Director and a Claim against the Company or (iii) a determination is otherwise made that it is in the interests of the Company and the Director to be represented by separate legal counsel (each an "Adverse Claim"), Director may engage legal counsel of his choice in connection with the Adverse Claim and the Company shall promptly pay or reimburse legal counsel engaged by the Director for the Director's legal expenses incurred in connection with the defense of any such Adverse Claim.

(c) For the avoidance of doubt, the Director's indemnification and advancement rights pursuant to this Section 13 shall be no less than the rights to indemnification

and advancement provided to the fullest extent by Nevada law. The Director's indemnification and advancement rights shall not be affected or in any way limited by any change in Nevada law or any amendment or change to the Company's articles of incorporation or bylaws implemented after the Director's resignation that reduces the aforesaid scope of the Director's indemnification or advancement rights pursuant to this Section 13.

(d) "Claim" for purposes of this Section 13 shall mean any threatened, pending or completed action, suit, judgment, proceeding, investigation, regulatory or law enforcement inquiry or investigation or proceeding, or alternative dispute resolution mechanism.

14. **Miscellaneous**.

(a) This Separation Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which, taken together shall constitute the same instrument. A signature made on a faxed or electronically mailed copy of the Separation Agreement or a signature transmitted by facsimile or electronic mail shall have the same effect as the original signature.

(b) The section headings used in this Separation Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify, or otherwise be used in the interpretation of any of the provisions hereof.

(c) If Director or Company fails to enforce this Separation Agreement or to insist on performance of any term, that failure in and of itself does not constitute a waiver of that term or of the Separation Agreement.

(d) In the event of the death of the Director, the economic benefits of the Agreement shall succeed to the assigns, beneficiaries and successors of Director.

15. **Jurisdiction**. Any legal suit, action, or proceeding arising out of this Agreement shall be instituted in the courts of the State of California in each case located in the County of Los Angeles, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding.

16. **Governing Law**. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule.

17. **Entire Agreement**. This Separation Agreement sets forth the entire agreement between the Parties, and fully supersedes any prior agreements or understandings between the Parties. Director acknowledges that Director has not relied on any representations, promises, or agreements of any kind made to Director in connection with Director's decision to accept this Separation Agreement, except for those set forth in this Separation Agreement.

HAVING ELECTED TO EXECUTE THIS SEPARATION AGREEMENT, TO FULFILL THE PROMISES AND RECEIVE THE CONSIDERATION SET FORTH

IN SECTION 2, ABOVE, THE PARTIES FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS SEPARATION AGREEMENT INTENDING TO WAIVE, SETTLE, AND RELEASE ALL CLAIMS EACH PARTY HAS OR MIGHT HAVE AGAINST THE RELEASED PARTIES AS OF THE DATE OF EXECUTION OF THIS SEPARATION AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto knowingly and voluntarily execute this Separation Agreement as of the date set forth below:

Starco Brands, Inc.

Executed on _________________, 2021

By___________________________
Name:_______________________
Its: _________________________

Executed on 6-14, 2021

[redacted]
Martin Goldrod

EXHIBIT A